Exhibit 99.1

Company Overview

We are one of the largest residential security solutions companies and one of the largest and fastest-growing home automation services providers in North America. In February 2013, we were recognized by Forbes magazine as one of America’s Most Promising Companies. Our fully integrated and remotely accessible residential services platform offers subscribers a suite of products and services that includes interactive security, life-safety, energy management and home automation. We utilize a scalable “direct-to-home” sales model to originate the majority of our new subscribers, which allows us control over our net subscriber acquisition costs. We have built a high-quality subscriber portfolio, with an average credit score of 717, through our underwriting criteria and compensation structure. Unlike many of our competitors, who generally focus on either subscriber origination or servicing, we originate, install, service and monitor our entire subscriber base, which allows us to control the overall subscriber experience. We seek to deliver a quality subscriber experience with a combination of innovative development of new products and services and a commitment to customer service, which together with our focus on originating high-quality new subscribers, has enabled us to achieve attrition rates that are historically at or below industry averages. Utilizing this model, we have built a portfolio of approximately 803,000 subscribers, as of September 30, 2013. Approximately 83% and 91% of our revenues during the Pro Forma Year ended December 31, 2012 and the nine months ended September 30, 2013, respectively, consist of contractually committed recurring revenues, which have historically resulted in consistent and predictable operating results.

We believe our sales model allows us to originate subscribers at a lower net subscriber acquisition cost (as a multiple of RMR) and achieve a higher adoption rate of new service packages compared to many of our competitors. We have generated the majority of our new subscribers through our direct-to-home sales channel, which uses teams of trained seasonal sales representatives. In this channel we have historically employed between 2,000 and 2,500 sales representatives and approximately 1,000 installation technicians, who are both largely commission based and deployed in targeted geographical locations. This results in a highly variable cost structure, subscriber density and the ability to complete same-day installations. We diversify our subscriber origination efforts with an “inside sales” channel, which includes our internal-sales call centers, TV, radio, internet and other media advertising, as well as third-party lead generators.

We use underwriting policies that focus on creating a high-quality subscriber portfolio with an attractive return profile with an unlevered IRR of approximately 24%. As of September 30, 2013, approximately 94% of our subscribers have a FICO score of 625 or greater, and the average FICO score of our portfolio is 717. In addition, over 82% of our new subscribers in 2012 paid activation fees and approximately 88% of subscribers pay their monthly bill electronically. We believe that originating high-quality subscribers and our commitment to customer service increases retention which leads to predictable cash flows.

Our business generates positive cash flows from ongoing monitoring and service revenues which we choose to reinvest in new subscriber acquisitions. During the pro forma twelve months ended September 30, 2013, we generated $486.3 million in total revenue, including $436.3 million in monitoring revenue, and $276.2 million of

Adjusted EBITDA. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” incorporated by reference herein and “—Summary Historical and Pro Forma Financial Information”.

Products and Service Packages

Our products and service packages allow subscribers to remotely control, monitor and manage the security, life-safety, video, lighting and HVAC systems within their homes. Since January 2010, substantially all of the systems we have installed are interactive and home automation enabled. Each of our service packages has a differentiated set of equipment and functionality. Historically, we have offered contracts to subscribers ranging in length from 36 to 60 months that are subject to automatic renewals after the expiration of the initial term. We offer four service packages: Interactive Security, Energy Management, Security Plus and Home Automation.

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Interactive Security. Our Interactive Security service package includes two options: Basic and Advanced. This service package provides subscribers with residential security monitoring, wireless intrusion monitoring, motion detectors, smoke and carbon monoxide alarms, emergency alerts and, with the Advanced Interactive Security option, non-emergency alerts. The current standard price of the Interactive Security service package varies by option between $44.99 and $49.99 per month and includes our Go!Control panel, three door or window sensors, a motion detector, a key fob and a yard sign. Subscribers can select additional equipment, such as glass-break detectors, and safety devices, including smoke and carbon monoxide detectors and personal panic pendants, to customize the systems for their particular needs. Like all of our home services, subscribers can operate the system remotely through a smart phone application or a web browser. Subscribers using the Advanced Interactive Security option can also set non-emergency text alerts for any activity such as the opening of doors or windows. All equipment in the Interactive Security service package is connected through a wireless infrastructure to our two UL listed redundant central monitoring stations.

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Energy Management. Our Energy Management service package provides subscribers the ability to monitor, control and conserve energy usage through our Go!Control panel or remotely through a smart phone application or a web browser. The current standard price of the Energy Management service package is $57.99 per month and includes a smart thermostat, a lamp or appliance control and 12 energy efficient light bulbs, in addition to all of the services that are included with our Advanced Interactive Security. Our Go!Control panel enables interaction between motion sensors, automatic door locks, thermostats and lighting to adjust settings based on movement and occupancy. Controlling energy usage allows subscribers to conserve energy, thus reducing their energy bills.

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Security Plus. Our Security Plus service package combines all of the products that are included with our Advanced Interactive Security as well as a door lock and video camera. Security Plus provides subscribers with the ability to remotely manage their security and automatic door locks as well as the ability to remotely monitor activity in the home through video surveillance and text alerts. The current standard price of the Security Plus service package is $60.99 per month.

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Home Automation. Our Home Automation service package is a fully integrated suite of home services that connects various in-home technologies all through a single platform. The current standard price of the Home Automation service package is $68.99 per month and includes all of the services that are included with the Advanced Interactive Security, Energy Management and Security Plus service packages. Subscribers can choose additional video cameras and door locks to customize the package. Our Home Automation service package was rated “Best Buy” in Consumers Digest in July 2011.

Existing subscribers may order additional products or services from us. When they do this, we typically have one of our local field service technicians perform the installation at the subscriber’s home. Typically, the subscriber is billed for a trip charge, the cost of the products installed and their RMR increases for the additional service offerings. For the twelve months ended September 30, 2013, 61% of new subscribers selected additional services beyond Interactive Security.

Competitive Strengths

Large, Growing and Economically Resilient Industry

According to Barnes Associates estimates, the market for monitoring and related residential electronic security services was over $19 billion in revenue in 2012 and has grown every year for the past 12 years, with a 7.3% CAGR from 2000 to 2012. We estimate the penetration rate for this market was approximately 19%, as of December 31, 2012. This market is characterized by stable revenues from contractually committed recurring monthly payments and has proven to be recession-resistant through the last two economic downturns.

In addition, we believe we were among the first to market in the rapidly growing and underpenetrated home automation market, which enables subscribers to remotely access and control security, HVAC, lighting, automatic door locks, small appliances and video surveillance using a smart phone application or a web browser. ABI Research estimates the total number of North American subscribers of home automation services provided by home security companies will grow from approximately 434,000 in 2010 to over seven million by 2016 and total annual North American revenues from these services to increase from an estimated $261.0 million in 2010 to almost $3.9 billion in 2016. We believe that our experience as an early entrant into the home automation market and our innovative products and services make us well positioned to capitalize on this opportunity.

Leading Industry Player with Proven Operational Performance

We are one of the few residential security solutions companies in North America that generates substantially all of its revenue organically from a fully integrated model that encompasses all aspects of the subscriber relationship, including sales, installation, servicing and monitoring. This approach allows us to deliver a consistent, quality subscriber experience. We believe this results in a strong adoption rate of 61% for the twelve months ended September 30, 2013 for service packages beyond Interactive Security and attrition rates at or below industry averages. We also enhance the subscriber experience through proven operational performance. During the nine months ended September 30, 2013, our average response time to alarms was approximately 10 seconds from the time our monitoring stations received the signal. By enhancing the functionality of our offerings and introducing innovative new services packages, we drive subscriber usage, with 71% of our surveyed subscribers in 2012 indicating use of their system at least once per week, which we believe contributes to higher customer satisfaction and lower attrition.

Differentiated Sales Model with Highly Variable Cost Structure and Attractive Subscriber Economics

We have historically generated over 85% of our new subscribers through our direct-to-home sales channel. Our direct-to-home sales operation is typically comprised of between 2,000 and 2,500 sales representatives who benefit from our recruiting and training programs designed to promote professionalism and sales productivity. Each year between April and August, our sales teams travel to approximately 100 locations throughout North America to sell our service packages. Because expenses associated with our sales force are directly correlated with new subscriber acquisition, we avoid a large fixed cost base and are able to deploy a flexible go-to-market strategy every year. A substantial portion of the cost to acquire a new subscriber is variable. We believe our sales model allows us to originate subscribers at a lower net subscriber acquisition cost (as a multiple of RMR) and achieve a higher adoption rate of new service packages compared to our competitors. We estimate that our net subscriber acquisition cost will be in the $1,600 to $1,650 range in 2013, which represents approximately 28 times our average RMR per new subscriber added. Once the initial investment is made, we experience predictable recurring revenues and cash flows from contractually committed monthly payments, resulting in an unlevered IRR of approximately 24% (including the impact of estimated attrition).

High-Quality Subscribers Result in Lower Attrition

Because attrition is strongly correlated with FICO scores and customer satisfaction, we focus on creating a high-quality subscriber portfolio and providing those subscribers with service packages that result in higher usage rates. Our compensation structure rewards quality subscriber generation by tying compensation to factors such as FICO scores and payment type that have historically reduced attrition. We have enhanced our underwriting criteria since 2007, increasing our average FICO score at origination from 685 in 2007 to 708 in 2012, and reducing sub-600 FICO score subscribers from approximately 11% of total originations in 2007 to approximately 2% in 2012.

Robust Cash Flow Characteristics

We generate positive contractual and recurring operating cash flows. Approximately 83% of our revenues for the Pro Forma Year ended December 31, 2012 consisted of contractually committed recurring revenues, which have historically resulted in consistent and predictable results. We choose to reinvest our cash flows in the generation of new subscribers. The direct-to-home sales model is characterized by a highly variable and discretionary cost structure, which allows us to quickly scale our sales efforts up or down while relying on our existing base of approximately 803,000 subscribers to generate resilient and recurring cash flows. Our low attrition and net subscriber acquisition costs have resulted in lower aggregate costs incurred to replace churned subscribers compared to historical industry rates of attrition and subscriber acquisition costs, based on third-party estimates. Additionally, as a result of our up-front billing of monitoring fees and high usage of electronic and credit card payment methods, we generally operate with negative working capital, which provides for a source of cash as we grow revenues. Furthermore, substantially all of our subscriber acquisition costs have been tax deductible in the year incurred and, as of December 31, 2012, we had significant net operating losses of approximately $846.4 million in the U.S. and $24.8 million in Canada available to minimize any future tax burden.

Strong Platform for Growth

We have established a history of capitalizing on our platform to offer new products and service packages, as evidenced by our launch of home automation in 2011. The innovative products and service packages we offer have enabled us to increase average RMR per new subscriber from $44.50 in 2009 to $57.59 for the Pro Forma Year ended December 31, 2012, while generally not raising the prices for individual service packages during this period. Going forward, we anticipate numerous opportunities to capitalize on our business model and existing technology platform due to the low incremental cost to drive future growth while maintaining attractive margins. We plan to achieve this through continued market penetration, increased inside sales, as well as commercial end market and international expansion. We recently expanded our business to New Zealand and have also identified Australia as a potentially attractive geography in which to continue replicating our sales model.

Proven and Experienced Management Team

Our management team has a proven record of strong growth and operational excellence and, as a result of their leadership, we have successfully grown revenue and total RMR every year since 2006. Our CEO, Todd Pedersen, founded the Company in 1999. Mr. Pedersen is a visionary leader who encourages a highly entrepreneurial culture that fosters innovation. Our management team has an average of over 15 years of experience in high growth or large public companies. In connection with the Transactions, employees and management have invested $155.2 million (a portion of which was used for the Investors’ acquisition of Solar), which is a significant investment in the Company.

Our Strategy

Commitment to Customer Service

We offer a fully integrated subscriber experience as sales representatives, customer service representatives and installation technicians work closely together to provide the subscriber with an integrated process from initial contact to daily use. We believe our field service technicians and customer service representatives deliver a quality customer service experience that enhances our brand and improves customer satisfaction. In surveys of our subscribers, over 82% of respondents expressed satisfaction with our customer service. We resolved more than 90% of service issues over the telephone during the nine months ended September 30, 2013. We also believe we have higher Net Promoter Scores (an industry measure of customer satisfaction and loyalty) than our primary competitors and we have been recognized by third-party organizations for providing outstanding customer service.

Maintain and Grow High-Quality Subscriber Portfolio

By qualifying potential subscribers according to our underwriting criteria, we have been able to decrease credit risk exposure and maintain a high-quality subscriber portfolio. Our portfolio consists of subscribers with an average credit score of 717, an attrition rate at or below the industry-average and a high adoption rate for services in addition to our basic security package. We plan to maintain our focus on our underwriting standards and expect to continue to structure our sales compensation to reward sales representatives based on the creation of high-quality subscribers to drive portfolio growth.

Continue to Develop Value-Added Products and Services

We strive to bring easy-to-use technology to our subscribers that allows them to efficiently control their use of our service packages. We have a reputation for developing and deploying solutions for the home that combine robust functionality with simple configurations that are easy to install and use. The interactive Go!Control panel (our primary panel for new subscribers), which is supplied by 2GIG, provides a platform to introduce new products and service packages to our subscribers. Our flexible sales model enables us to efficiently provide these new products and services to both new and existing subscribers. By focusing on innovation, and enhancing the functionality of our existing products and service packages, we believe we can increase subscriber usage and customer satisfaction and thereby lower our attrition. We will continue to focus on increasing our RMR and lowering our attrition through the development of new products and service packages.

Diversify Sales Channels through Growth of Inside Sales

Our proven inside sales channel provides another avenue to grow subscribers. Our subscribers originated through inside sales have net subscriber acquisition costs and attrition rates similar to those originated through our direct-to-home sales channel. We have grown subscriber originations through inside sales from approximately 10% of total originations in 2009 to approximately 19% of total originations in 2012.

Our Industry

Residential Electronic Security Services Market Overview

The residential electronic security services industry includes all companies that sell or lease, install, maintain or monitor electronic security products such as intrusion alarms, fire alarms, life-safety devices, video surveillance, automatic door locks and integrated security systems. The industry is characterized by a highly fragmented service provider base, with over 10,000 companies comprised primarily of small operators. Technological advances have reduced costs and streamlined installation, which in turn has resulted in higher subscriber adoption. This trend is expected to drive a migration from security-focused companies to suppliers of integrated solutions.

According to estimates of Barnes Associates, the market for monitoring and related residential electronic security services was over $19 billion in revenue in 2012 and has grown every year for the past 12 years, with a 7.3% CAGR from 2000 to 2012. This industry has grown across economic cycles, driven by increased penetration, higher pricing and overall population and home growth. The residential electronic security industry is recession-resistant, as heightened security awareness typically occurs during times of economic turmoil due to the higher perceived risk of crime. The estimated penetration rate for this market was approximately 19%, as of December 31, 2012.

Home Automation Market Overview

Home automation services enable residential subscribers to remotely access and control security, HVAC, lighting, automatic door locks, small appliances and video surveillance using a smart phone application or a web browser. In addition, home automation systems provide non-emergency alerts via text message, email or voice.

According to industry research, the declining cost of components, greater functionality of systems and increasing interconnectivity between equipment such as video cameras, thermostats, lighting devices and automatic door locks are expected to drive continued subscriber growth in this market. ABI Research estimates the total number of North American subscribers of home automation services provided by home security companies will grow from approximately 434,000 in 2010 to over seven million by 2016 and total annual North American revenues from these services to increase from an estimated $261 million in 2010 to almost $3.9 billion in 2016. According to Parks Associates, the penetration of home automation services in North America remains at a low level (6%) compared to other consumer technologies.

Recent Developments

2GIG Sale

On April 1, 2013, we completed the sale of 2GIG and its subsidiary to Nortek, Inc. Pursuant to the terms of the 2GIG Sale, Nortek acquired all of the outstanding common stock of 2GIG for aggregate cash consideration of approximately $148.9 million, including cash, working capital and indebtedness adjustments as provided in the stock purchase agreement. A portion of the net proceeds from the 2GIG Sale was used to temporarily repay $44.0 million of outstanding borrowings under our revolving credit facility. The terms of the indenture governing the existing senior unsecured notes and the notes offered hereby, the indenture governing the existing senior secured notes and the credit agreement governing our revolving credit facility, permit us, subject to certain conditions, to distribute all or a portion of the net proceeds from the 2GIG Sale to our stockholders. On May 14, 2013, we distributed $60.0 million of such proceeds to our stockholders. Subject to the applicable conditions, we may distribute the remaining proceeds in the future.

In connection with the 2GIG Sale, we entered into a five-year supply agreement with 2GIG pursuant to which they will be the exclusive (subject to certain exceptions) provider of our panels and peripherals for our current and future generation Go!Control residential security and home automation system. We own the intellectual property related to the future generation of Go!Control panels and peripherals and have granted 2GIG a non-exclusive license thereto as necessary for 2GIG to perform under the supply agreement.

Risks Related To Our Business

Our industry is highly competitive.

We operate in a highly competitive industry. We face competition from several large electronic residential security companies, at least one of which has, and others may have, greater capital and other resources. We also face, and may in the future face, competition from other providers of information and communication products and services, including cable and telecommunications companies, that may have greater capital and resources. Competitors that are larger in scale and have greater resources may benefit from greater economies of scale and other lower costs that permit them to offer more favorable terms to consumers (including lower service costs) than we offer, causing such consumers to choose to enter into contracts with such competitors. These competitors may also benefit from greater name recognition and superior advertising, marketing and promotional resources. To the extent that such competitors allocate greater resources over time to markets where our business is more highly concentrated, the negative impact on our business may increase over time. In addition to potentially reducing the number of new subscribers we are able to originate, increased competition could also result in higher attrition rates that would negatively impact us over time. The benefit offered to larger competitors from economies of scale and other lower costs may be magnified by an economic downturn in which subscribers put a greater emphasis on lower cost products or services. In addition, we face competition from regional competitors that concentrate their capital and other resources in targeting local markets.

We also face potential competition from improvements in do-it-yourself (“DIY”) and self-monitoring systems, which enable consumers to install their own systems and monitor and control their home environment without third-party involvement through the Internet, text messages, emails or similar communications. Continued pricing pressure or improvements in technology and shifts in consumer preferences towards DIY and self-monitoring could adversely impact our subscriber base or pricing structure and have a material and adverse effect on our business, financial condition, results of operations and cash flows.

We depend on a limited number of suppliers to provide our control panels, which, in turn, rely on a limited number of suppliers to provide significant components and materials used in such control panels. A change in our existing preferred supply arrangements or a material interruption in supply of control panels could increase our costs or prevent or limit our ability to accept and fill orders for our products and services.

We provide security and other services through a panel installed at the premises of our subscribers. As of September 30, 2013, approximately 85% of our installed panels were 2GIG Go!Control panels and approximately 15% were Honeywell LYNX and Vista panels. The Go!Control panel supplied by 2GIG has been our primary panel for subscribers since the beginning of 2010. On April 1, 2013, we completed the 2GIG Sale to Nortek. In connection with the 2GIG Sale, we entered into a five-year supply agreement with 2GIG, pursuant to which they will be the exclusive provider of our control panel requirements, subject to certain exceptions as provided in the supply agreement. Upon the expiration or earlier termination of the initial term of this supply agreement, there can be no assurance that we will be able to renew our supply arrangements with 2GIG on commercially reasonable terms or at all, and there can be no assurance that we will be able to maintain our preferred supply relationship with 2GIG over the long-term. Any adverse change in, or the cessation of, the relationship between us and 2GIG could, therefore, expose us to a significant increase in equipment costs.

In addition to 2GIG, we obtain important components of our systems from several other suppliers. Should 2GIG or such other suppliers cease to manufacture the products we purchase from them, we may be required to locate additional suppliers. We may be unable to locate alternate suppliers on a timely basis or to negotiate the purchase of control panels or other equipment on favorable terms, if at all. In addition, 2GIG and our other suppliers, in turn, depend upon a limited number of outside unaffiliated suppliers for key components and materials used in our control panels. If any of these suppliers cease to provide components and materials in sufficient quantity, especially during our summer selling season when a large percentage of our new subscriber originations occur, to meet the needs of the manufacturers of our control panels there may not be adequate alternative sources of supply, which could lead to significant delays in the supply of control panels. Any such delay in the supply of control panels and other equipment could cause our subscribers to delay their decision to enter into, renew or upgrade their contracts or to choose not to purchase such products or services from us. This would result in delays in or loss of future revenues and could have a material adverse effect on our business, financial condition, cash flows or results of operations.

We must successfully upgrade and maintain our information technology systems.

We rely on various information technology systems to manage our operations. We are currently implementing modifications and upgrades to these systems, including making changes to legacy systems, replacing legacy systems with successor systems with new functionality and acquiring new systems.

There are inherent costs and risks associated with replacing and changing these systems, including potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time and other risks and costs of delays or difficulties in transitioning to new systems or of integrating new systems into our current systems. Our information technology system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, the implementation of new information technology systems may cause disruptions in our business operations and have an adverse effect on our business, cash flows and operations, if not anticipated and appropriately mitigated.

Privacy and data protection laws and privacy breaches could have a material adverse effect on our business.

In the course of our operations, we gather, process, transmit and store confidential subscriber information, including personal, payment, credit and other similar information. We use this information for operational, marketing and promotional purposes and rely on proprietary and commercially available systems, software, tools and monitoring to provide security for such information.

Our collection, retention, transfer and use of this information is regulated by privacy and data protection laws and regulations in those jurisdictions, including the National Do Not Call Registry operated by the U.S. Federal Trade Commission and similar state laws, the U.S. Telephone Consumer Protection Act, the U.S. Federal CAN-SPAM Act of 2003, the European Data Protection Directive and The Do Not Call Registry maintained by the Canadian Radio-television and Telecommunications Commission. Our compliance with these laws and regulations increases our operating costs, and additional laws and regulations (and new interpretations of existing laws and regulations) in these areas may further increase our operating costs and adversely affect our ability to effectively market our products and services. Our failure to comply with any of these laws and regulations could result in fines, sanctions and other penalties and additional restrictions on our collection, transfer or use of subscriber data. These developments could materially and adversely affect our business, financial condition, cash flows or results of operations.

The systems currently used for transmission and approval of payment card transactions and the technology utilized in ACH payments and payment cards themselves, all of which can put payment card data at risk, are determined and legally-mandated by payment card industry standards. Criminals are using increasingly sophisticated methods, including cyber-attacks, to capture various types of information relating to subscribers, to engage in illegal activities such as fraud and identity theft, and to expose and exploit potential security and privacy vulnerabilities in corporate systems and web sites. Unauthorized intrusion into the portions of our computer systems that process and store information related to subscriber transactions may result in the theft of subscriber data. Any such compromises or breaches to the computer systems, due to the actions of third parties, employee error, malfeasance or otherwise, could cause interruptions in operations and damage to our reputation, subject us to costs and liabilities and materially and adversely affect sales, revenues and profits, which in turn could have a material adverse impact on our business, financial condition, cash flows or results of operations.

If we are unable to acquire necessary intellectual property or adequately protect our intellectual property, we could be competitively disadvantaged.

Our intellectual property, including our patents, trademarks, copyrights, trade secrets, and other proprietary rights, constitutes a significant part of the value of our company. Our success depends, in part, on our ability to protect our brands, technologies and products against dilution, infringement and competitive pressure by defending our intellectual property rights. To protect our intellectual property rights, we rely on a combination of patent, trademark, copyright and trade secret laws of the United States, Canada and other countries, as well as contract provisions. In addition, we make efforts to acquire intellectual property necessary for our operations. However, there can be no assurance that these measures will be successful in any given case, particularly in those countries where the laws do not protect our proprietary rights as fully as in the United States.

If we fail to acquire necessary intellectual property or adequately protect or assert our intellectual property rights, competitors may dilute our brands or manufacture and market similar products, which could adversely affect our market share and results of operations. We may not receive patents or trademarks for all our pending patent and trademark applications, and existing or future patents or licenses may not provide competitive advantages for our products. Our competitors may challenge, invalidate or avoid the application of any existing or future patents, trademarks, or other intellectual property rights that we receive or license. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar to or address the same market as our products. The loss of protection for our intellectual property could reduce the market value of our brands and our products, reduce product sales, lower our profits, and impair our financial condition.

Our new products and services may not be successful.

We launched our energy management and home automation products and services in June 2010 and April 2011, respectively, and anticipate launching wireless Internet and commercial products and services in the near future, and such enhanced products and services, or any other new products or services we may launch in the future, may not be well-received by our subscribers and may not help us to attract new subscribers or lower the attrition rate of existing subscribers. Any profits we may generate from these or other new products or services may be lower than profits generated from our core products and services and may not be sufficient for us to recoup the development costs incurred. New products and services may also have lower gross margins, particularly to the extent that they do not fully utilize our existing infrastructure. In addition, new products and services may present new and difficult technological challenges that may subject us to claims or complaints if subscribers experience service disruptions or failures or other quality issues. To the extent our new products and services are not successful, it could damage our reputation, limit growth and have a material adverse effect on our business, financial condition, cash flows or results of operations.

Our business is concentrated in certain markets.

Our business is concentrated in certain markets. As of September 30, 2013, subscriber contracts entered into by subscribers in Texas and California represented approximately 16% and 6%, respectively, of our total subscriber contracts. Accordingly, our business and results of operations are particularly susceptible to adverse economic, weather and other conditions in such markets and in other markets that may become similarly concentrated.

Currency fluctuations could materially and adversely affect us and we have not hedged this risk.

Historically, a portion of our revenue has been denominated in Canadian Dollars. For the nine months ended September 30, 2013, before intercompany eliminations, approximately $20.0 million or 5% of our revenues were denominated in Canadian Dollars and as of September 30, 2013, before intercompany eliminations, $166.0 million, or 7% of our total assets and $107.9 million, or 6% of our total liabilities were denominated in Canadian Dollars. In the future, we expect to continue generating revenue denominated in Canadian Dollars, and also generate revenue denominated in other foreign currencies. Accordingly, we may be materially and adversely affected by currency fluctuations in the U.S. Dollar versus these currencies. Weaker foreign currencies relative to the U.S. Dollar may result in lower levels of reported revenues with respect to foreign currency-denominated subscriber contracts, net income, assets, liabilities and accumulated other comprehensive income on our U.S. Dollar-denominated financial statements. We have not historically hedged against this exposure. Foreign exchange rates are influenced by many factors outside of our control, including but not limited to: changing supply and demand for a particular currency; monetary policies of governments (including exchange-control programs, restrictions on local exchanges or markets and limitations on foreign investment in a country or on investment by residents of a country in other countries); changes in balances of payments and trade; trade restrictions; and currency devaluations and revaluations. Also, governments may from time to time intervene in the currency markets, directly and by regulation, in order to influence prices directly. As such, these events and actions are unpredictable. The resulting volatility in the exchange rates for the other currencies could have a material adverse effect on our financial condition and results of operations.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited consolidated pro forma statements of operations data has been derived by applying pro forma adjustments to our historical consolidated statements of operations contained elsewhere in this offering memorandum and the documents incorporated by reference herein. The Merger, which occurred on November 16, 2012, was accounted for as a business combination. As a result of the Merger, we applied purchase accounting in accordance with ASC 805 Business Combinations, which required that our assets and liabilities be recorded at their respective fair values as of the Merger date. Our historical consolidated financial statements for the year ended December 31, 2012 are presented for two periods: the Predecessor Period from January 1, 2012 through November 16, 2012 and the Successor Period ended December 31, 2012, which relate to the period preceding the Merger and the period succeeding the Merger, respectively.

The unaudited pro forma consolidated statement of operations data for the year ended December 31, 2012 has been derived by (i) adding the historical audited consolidated statement of operations for the Predecessor Period from January 1, 2012 through November 16, 2012 and the historical audited consolidated statement of operations for the Successor Period ended December 31, 2012 and (ii) applying pro forma adjustments to give effect to the Transactions as if they had occurred on January 1, 2012. The unaudited pro forma consolidated statement of operations data for the nine months ended September 30, 2012 and the twelve months ended September 30, 2013 give effect to the Transactions as if they occurred on January 1, 2012.

The unaudited pro forma consolidated financial information for the twelve months ended September 30, 2013 has been derived by (i) adding the historical audited consolidated statement of operations for the Predecessor Period, the Successor Period, and the historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 2013, (ii) subtracting the historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 2012, and then (iii) applying pro forma adjustments to give effect to the Transactions.

The unaudited pro forma consolidated statement of operations data is presented for supplemental information purposes only. The unaudited pro forma consolidated statement of operations data does not purport to represent what our results of operations would have been had the Merger occurred on the dates specified, and it does not purport to project our results of operations or financial condition for any future period. The unaudited pro forma consolidated statement of operations data should be read in conjunction with “Selected Historical Consolidated Financial Information,” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements and related notes thereto incorporated by reference herein. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma consolidated statements of operations.

The pro forma consolidated statements of operations data included in this offering memorandum include the results of Solar which was considered a variable interest entity. As a result of the Merger, Solar is no longer dependent upon us for ongoing financial support and we are no longer its primary beneficiary. Accordingly, Solar is no longer required to be included in the consolidated financial statements of the Company. In addition, the pro forma statements of operations included in this offering memorandum include the results of 2GIG. On April 1, 2013, we completed the 2GIG Sale. Solar and 2GIG do not and will not provide any credit support for any of our indebtedness, including indebtedness incurred under our revolving credit facility, our existing senior secured notes, our existing senior unsecured notes or the notes offered hereby.

Unaudited Pro Forma Condensed Statements of Operations

Fiscal Year Ended December 31, 2012

	Successor	Predecessor
	Period from November 17, through December 31, 2012 (Actual)	Period from January 1, through November 16, 2012 (Actual)	Transactions Adjustments		Pro Forma Year Ended December 31, 2012
	(dollars in thousands)
Revenue:
Monitoring revenue
Vivint	$48,984	$324,691	$(834	)(1)	$372,841
2GIG	138	580	—		718

Total Monitoring revenue	49,122	325,271	(834)		373,559
Service and other sales revenue
Vivint	1,796	16,091	—		17,887
2GIG	6,677	50,720	—		57,397

Total service and other sales revenue	8,473	66,811	—		75,284
Activation fees
Vivint	11	5,331	(3,989	)(1)	1,353
2GIG	—	—	—		—

Total activation fees	11	5,331	(3,989)		1,353
Contract sales
Vivint	—	157	—		157
2GIG	—	—	—		—

Total contract sales	—	157	—		157

Total revenues
Vivint	50,791	346,270	(4,823)		392,238
2GIG	6,815	51,300	—		58,115

Total revenues	57,606	397,570	(4,823)		450,353
Costs and expenses:
Operating expenses
Vivint	16,115	114,258	(1,571	)(2)	128,802
2GIG	4,584	31,539	1,912	(3)	38,035

Total operating expenses	20,699	145,797	341		166,837
Cost of contract sales
Vivint	—	95	—		95
2GIG	—	—	—		—

Total cost of contract sales	—	95	—		95
Selling expenses
Vivint	12,284	91,559	(34,022	)(2)	78,075
			8,318	(4)
			(64	)(5)
2GIG	—	—	—		—

Total selling expenses	12,284	91,559	(25,768)		78,075

See Notes to Unaudited Pro Forma Condensed Statements of Operations

	Successor	Predecessor
	Period from November 17, through December 31, 2012 (Actual)	Period from January 1, through November 16, 2012 (Actual)	Transactions Adjustments		Pro Forma Year Ended December 31, 2012
	(dollars in thousands)
General and administrative expenses
Vivint	6,946	78,772	(35,048	)(2)	52,225
			2,243	(6)
			1,209	(7)
			(1,716	)(5)
			(181	)(8)
2GIG	2,575	21,200	(436	)(5)	23,339

Total general and administrative expenses	9,521	99,972	(33,929)		75,564
Transaction related expenses
Vivint	28,118	22,219	(50,337	)(9)	—
2GIG	3,767	1,242	(5,009	)(9)	—

Total transaction related expenses	31,885	23,461	(55,346)		—
Depreciation and amortization
Vivint	10,896	80,616	75,740	(10)	167,252
2GIG	514	(937)	6,481	(10)	6,058

Total depreciation and amortization expenses	11,410	79,679	82,221		173,310

Total costs and expenses
Vivint	74,359	387,519	(35,429)		426,449
2GIG	11,440	53,044	2,948		67,432

Total costs and expenses	85,799	440,563	(32,481)		493,881

Loss from operations	(28,193)	(42,993)	27,658		(43,528)
Other expenses:
Interest expense, net	(12,641)	(106,559)	15,234	(11)	(103,966)
Other expenses	(171)	(122)	(287	)(12)	(580)

Loss from continuing operations before income taxes	(41,005)	(149,674)	42,605		(148,074)
Income tax (benefit) expense	(10,903)	4,923	—	(13)	(5,980)

Net loss from continuing operations	$(30,102)	$(154,597)	$42,605		$(142,094)

See Notes to Unaudited Pro Forma Condensed Statements of Operations

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

	Predecessor	Transactions Adjustments		Pro Forma Nine months ended September 30, 2012
	Nine months ended September 30, 2012 (Actual)
	(dollars in thousands)
Revenue:
Monitoring revenue
Vivint	$272,113	$(1,047)	(1)	$271,066
2GIG	491	—		491

Total Monitoring revenue	272,604	(1,047)		271,557
Service and other sales revenue
Vivint	13,585	—		13,585
2GIG	43,669	—		43,669

Total service and other sales revenue	57,254	—		57,254
Activation fees
Vivint	4,461	(1,134)	(1)	3,327
2GIG	—	—		—

Total activation fees	4,461	(1,134)		3,327
Contract Sales
Vivint	157	—		157
2GIG	—	—		—

Total contract sales	157	—		157

Total revenues
Vivint	290,316	(2,181)		288,135
2GIG	44,160	—		44,160

Total revenues	334,476	(2,181)		332,295
Costs and expenses:
Operating expenses
Vivint	90,962	—		90,962
2GIG	27,641	—		27,641

Total operating expenses	118,603	—		118,603
Cost of contract sales
Vivint	95	—		95
2GIG	—	—		—

Total cost of contract sales	95	—		95
Selling expenses
Vivint	44,175	8,194	(4)	52,369
2GIG	—	—		—

Total selling expenses	44,175	8,194		52,369
General and admininistrative expenses
Vivint	33,380	2,488	(6)	36,902
		906	(7)
		477	(8)
		(349)	(5)
2GIG	15,978	(111)	(5)	15,867

Total general and admininistrative expenses	49,358	3,411		52,769
Depreciation and amortization
Vivint	67,325	47,011	(10)	114,336
2GIG	(659)	5,041	(10)	4,382

Total depreciation and amortization expenses	66,666	52,052		118,718

Total costs and expenses
Vivint	235,937	58,727		294,664
2GIG	42,960	4,930		47,890

Total costs and expenses	278,897	63,657		342,554

Income (loss) from operations	55,579	(65,838)		(10,259)
Other expenses:
Interest expense, net	(89,878)	13,584	(11)	(76,294)
Other (expense) income	(114)	287	(12)	173

Loss from continuing operations before income taxes	(34,413)	(51,967)		(86,380)
Income tax expense	5,195	—	(13)	5,195

Net loss from continuing operations	$(39,608)	$(51,967)		$(91,575)

See Notes to Unaudited Pro Forma Consolidated Statements of Operations

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2013

	Successor	Predecessor	Successor	Predecessor
	Period from November 17, through December 31, 2012 (Actual)	Period from January 1 through November 16, 2012 (Actual)	Nine months ended September 30, 2013 (Actual)	Nine months ended September 30, 2012 (Actual)	Transactions Adjustments		Pro Forma Twelve Months ended September 30, 2013
	(dollars in thousands)
Revenue:
Monitoring revenue
Vivint	$48,984	$324,691	$333,895	$272,113	$213	(1)	$435,670

2GIG	138	580	449	491	—		676

Total Monitoring revenue	49,122	325,271	334,344	272,604	213		436,346
Service and other sales revenue
Vivint	1,796	16,091	15,844	13,585	—		20,146
2GIG	6,677	50,720	17,058	43,669	—		30,786

Total service and other sales revenue	8,473	66,811	32,902	57,254	—		50,932
Activation fees
Vivint	11	5,331	951	4,461	(2,855)	(1)	(1,023)
2GIG	—	—	—	—	—		—

Total activation fees	11	5,331	951	4,461	(2,855)		(1,023)
Contract sales
Vivint	—	157	—	157	—		—
2GIG	—	—	—	—	—		—

Total contract sales	—	157	—	157	—		—
Total revenues
Vivint	50,791	346,270	350,690	290,316	(2,642)		454,793
2GIG	6,815	51,300	17,507	44,160	—		31,462

Total revenues	57,606	397,570	368,197	334,476	(2,642)		486,255
Costs and expenses:
Operating expenses
Vivint	16,115	114,258	112,669	90,962	(1,571)	(2)	150,509
2GIG	4,584	31,539	11,667	27,641	1,912	(3)	22,061

Total operating expenses	20,699	145,797	124,336	118,603	341		172,570
Cost of contract sales
Vivint	—	95	—	95	—		—
2GIG	—	—	—	—	—		—

Total cost of contract sales	—	95	—	95	—		—
Selling expenses
Vivint	12,284	91,559	75,394	44,175	(34,022)	(2)	101,100
					124	(5)
					(64)	(4)
2GIG	—	—	—	—	—		—

Total selling expenses	12,284	91,559	75,394	44,175	(33,962)		101,100
General and administrative expenses
Vivint	6,946	78,772	60,429	33,380	(35,048)	(2)	75,752
					303	(7)
					(1,367)	(5)
					(658)	(8)
					(245)	(6)
2GIG	2,575	21,200	5,481	15,978	(325)	(5)	12,953

Total general and administrative expenses	9,521	99,972	65,910	49,358	(37,340)		88,705
Transaction related expenses
Vivint	28,118	22,219	—	—	(50,337)	(9)	—
2GIG	3,767	1,242	—	—	(5,009)	(9)	—

Total transaction related expenses	31,885	23,461	—	—	(55,346)		—
Depreciation and amortization
Vivint	10,896	80,616	140,829	67,325	28,729	(10)	193,745
2GIG	514	(937)	2,138	(659)	1,440	(10)	3,814

Total depreciation and amortization expenses	11,410	79,679	142,967	66,666	30,169		197,559

Total costs and expenses
Vivint	74,359	387,519	389,321	235,937	(94,156)		521,106
2GIG	11,440	53,044	19,286	42,960	(1,982)		38,828

Total costs and expenses	85,799	440,563	408,607	278,897	(96,138)		559,934

(Loss) income from operations	(28,193)	(42,993)	(40,410)	55,579	93,496		(73,679)

See Notes to Unaudited Pro Forma Consolidated Statements of Operations

	Successor	Predecessor	Successor	Predecessor
	Period from November 17, through December 31, 2012 (Actual)	Period from January 1 through November 16, 2012 (Actual)	Nine months ended September 30, 2013 (Actual)	Nine months ended September 30, 2012 (Actual)	Transactions Adjustments		Pro Forma Twelve Months ended September 30, 2013
	(dollars in thousands)
Other expenses:
Interest expense, net	(12,641)	(106,559)	(82,222)	(89,878)	1,650	(11)	(109,894)
Other (expenses) income	(171)	(122)	46,889	(114)	(574)	(12)	46,136

Loss from continuing operations before income taxes	(41,005)	(149,674)	(75,743)	(34,413)	94,572		(137,437)
Income tax (benefit) expense	(10,903)	4,923	11,598	5,195	—	(13)	423

Net loss from continuing operations	$(30,102)	$(154,597)	$(87,341)	$(39,608)	$94,572		$(137,860)

See Notes to Unaudited Pro Forma Consolidated Statements of Operations

Notes to Unaudited Pro Forma Condensed Statements of Operations

(1)	Reflects the adjustment to revenue as a result of the reduction of deferred revenue to its fair value in connection with the Transactions in accordance with the FASB Accounting Standards Codification Business Combination Topic.

(2)	Represents nonrecurring bonuses and other payments to employees directly related to the Merger.

(3)	Represents the impact on the cost of systems sold by 2GIG to third parties resulting from the revaluation of inventory to its fair value as of the beginning of the period.

(4)	Reflects Company obligations settled in conjunction with the Merger that have an ongoing service requirement.

(5)	Reflects the elimination of stock-related compensation expenses associated with equity awards fully vested and settled in connection with the Merger.

(6)	Reflects the monitoring fee payable by us pursuant to the support and services agreement with an affiliate of Blackstone. See “Certain Relationships and Related Party Transactions” incorporated by reference herein.

(7)	Reflects stock-based compensation costs related to equity awards granted in connection with the Merger.

(8)	Reflects the elimination of certain liabilities as a result of the Merger.

(9)	Reflects the elimination of non-recurring accounting, investment banking, legal and professional fees that were directly associated with the Merger.

(10)	Represents the net increase in depreciation and amortization expense due to fair value adjustments made as part of purchase price accounting related to definite-lived intangible assets with estimated useful lives as follows:

	Fair Value	Estimated Useful Life (Years)	Annual Amortization
Calculation of annualized amortization of definite-lived intangible assets:
Customer contracts(1)	$990,777	10	$157,093
2GIG customer relationships	45,000	10	3,710
2GIG 2.0 technology	17,000	8	—
2GIG 1.0 technology	8,000	6	3,172
CMS technology	2,300	5	460

	$1,063,077		$164,435

	Pro Forma Twelve Months Ended December 31, 2012	Pro Forma Nine Months Ended September 30, 2012	Pro Forma Twelve Months Ended September 30, 2013
Calculation of the pro forma adjusted to depreciation and amortization:
Total amortization (from table above)	$164,435	$112,236	$52,199
Historical amortization for 2012 Successor and Predecessor periods	(10,058)	—	(10,058)

Pro Forma adjustment—acquired intangibles amortization	154,377	112,236	42,141
Subscriber acquisition costs amortization	181	—	181
Historical subscriber acquisition costs amortization	(72,337)	(60,184)	(12,153)

Pro Forma adjustment—subscriber acquisition costs	(72,156)	(60,184)	(11,972)

Total Pro Forma adjustment—depreciation and amortization	$82,221	$52,052	$30,169

(1)	Subscriber acquisition costs before the Merger are now included in customer contracts.

Identifiable long-lived intangible assets are amortized on a basis that approximates the underlying net cash flows resulting from the associated intangible asset.

(11)	Reflects the net decrease in interest expense resulting from elimination of the interest expense incurred on predecessor debt that was repaid at the time of the Merger, partially offset by interest expense on our new long-term debt issued in connection with the Merger and without giving pro forma effect to interest expense associated with the May 2013 Notes Offering and the notes offered hereby as follows:

	Pro Forma Twelve Months Ended December 31, 2012	Pro Forma Nine Months Ended September 30, 2012	Pro Forma Twelve Months Ended September 30, 2013
Interest on Senior Secured Notes due 2019	$51,751	$43,995	$7,756
Interest on Senior Notes due 2020	29,186	24,811	4,375
Interest on revolving line of credit and unused fees	1,358	1,154	204
Amortization of deferred loan costs	7,413	6,334	1,079

Total interest related to new debt issued	89,708	76,294	13,414
Less: Historical obligations settled in Merger:
Interest related to historical term loans	87,322	82,097	5,225
Interest on historical revolving line of credit and unused fees	2,320	2,181	139
Amortization of deferred loan costs on historical debt	6,458	5,490	968
Imputed interest on liabilities settled in Merger	8,842	110	8,732

Total interest on obligations settled in Merger	104,942	89,878	15,064

Pro Forma adjustment	$15,234	$13,584	$1,650

(12)	Reflects the fair value adjustment related to warrant liabilities settled in the Merger.

(13)	No income tax expense (benefit) relating to the pro forma adjustments herein was recognized as we continue to be in a net operating loss position and net operating loss carryforwards have been offset by a valuation allowance.